Filed Pursuant to Rule 424(b)(3)

Registration No. 333-182448

Prospectus Supplement No. 2

(to Prospectus dated January 29, 2013)

5,750,000 SHARES

CURRENCYSHARES® SWEDISH KRONA TRUST

This Prospectus Supplement No. 2 amends and supplements our prospectus dated January 29, 2013 (the “Prospectus”) and should be read in conjunction with, and must be delivered with, the Prospectus and the Prospectus Supplement No. 1 dated March 15, 2013.

Under “The Offering – Interest on deposits” on page 3 of the Prospectus, the fifth, sixth and seventh sentences in the last paragraph are hereby deleted and replaced in their entirety with the following: “The Depository may change the rate at which interest accrues, including reducing the interest rate to zero, based upon changes in the Stockholm Interbank Offered Rate for the Swedish Krona (“STIBOR”), other market conditions or the Depository’s liquidity needs. STIBOR is an effective overnight reference rate for the Swedish Krona; like the Federal Funds rate, it represents the interest rate banks charge each other on overnight loans. Although the Depository may consider STIBOR in setting the interest rate, the rate paid to the Trust may be lower than STIBOR, or may be zero.”

The third sentence under the Risk Factor beginning “The interest rate paid by the Depository, if any, may not be the best rate…” on page 9 of the Prospectus is hereby deleted and replaced in its entirety with the following: “The Depository may change the rate at which interest accrues, including reducing the interest rate to zero, based upon changes in STIBOR, other market conditions or the Depository’s liquidity needs.”

The definition of “BBA Rate” under Glossary of Terms” on page 13 of the Prospectus is hereby deleted.

The following is hereby inserted under “Glossary of Terms” on page 14 of the Prospectus immediately following the definition of “Sponsor Indemnified Party”:

“STIBOR” – Stockholm Interbank Offered Rate. STIBOR is the interest rate that the banks on the “STIBOR panel”, on average, offer each other for unsecured loans in Swedish Krona. STIBOR is determined on a daily basis for eight different maturities. At present, five banks are included in the STIBOR panel.

Under “Investment Attributes of the Trust – Interest on Deposited Swedish Krona”, the third and fourth sentences in the last paragraph on page 18 and the first partial sentence on page 19 are hereby deleted and replaced in their entirety with the following: “The Depository may change the rate at which interest accrues based upon changes in STIBOR, other market conditions or the Depository’s liquidity needs. Although the Depository may consider STIBOR in setting the interest rate, the rate paid to the Trust may be lower than STIBOR.”

The Prospectus shall remain unchanged in all other respects. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus.

The date of this Prospectus Supplement is April 1, 2013